Exhibit 23(e)(vii) under Form N-1A

                                          Exhibit 10 under Item 610/Reg. S-K


                                 EXHIBIT I

                                   to the

                             Distribution Plan

                    Federated Total Return Series, Inc.

                       Federated Total Return Bond Fund
                               Class K Shares

      This Distribution Plan is adopted by Federated Total Return Series, Inc. with respect to the Class of Shares of the portfolio of the Corporation set forth above.

     As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .50 of 1% of the average aggregate net assets value of the Class K Shares of Federated Total Return Bond Fund held during the month.

      Witness the due execution hereof this 1st day of March, 2003.



                                    Federated Total Return Series, Inc.



                                    By:  /s/ J. Christopher Donahue
                                    Name:  J. Christopher Donahue
                                    Title:  President